Exhibit 99.1
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Contact:
Thomas A. Klemens                                           NEWS      FOR
Sr. Executive Vice President &                                        IMMEDIATE
Chief Financial Officer                                               RELEASE
(714) 800-4401



                         THE FIRST AMERICAN CORPORATION
                        ANNOUNCES STOCK BUY-BACK PROGRAM
       --BOARD AUTHORIZES REPURCHASE OF UP TO $100 MILLION IN FAF STOCK--

SANTA ANA, Calif., May 18, 2004 - The First American Corporation (NYSE: FAF), the nation's largest data provider, today announced that its board of directors has approved the repurchase of up to $100 million of the company's currently issued and outstanding common shares. Purchase of shares will be made from time to time in open market transactions at prevailing prices. The amount and timing of any share repurchases will depend on, among other factors, the market performance of the shares; the availability of, and alternative uses of, the company's funds; and Securities and Exchange Commission regulations.

     "The current market price of our stock does not begin to reflect our success in transforming First American into a diversified provider of data and data-related products and services," stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. "Given our current stock price and growth prospects, we believe a repurchase of our shares represents an excellent investment opportunity."

     The First American Corporation is a Fortune 500 company that traces its history to 1889. As the nation's largest data provider, the company supplies businesses and consumers with information resources in connection with the major economic events of people's lives, such as getting a job; renting an apartment; buying a car, house, boat or airplane; securing a mortgage; opening or buying a business; and planning for retirement. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within six primary business segments including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information, Credit Information and Screening Information. With revenues of $6.21 billion in 2003, First American has 29,000 employees in approximately 1,800 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

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